AVOCENT CORPORATION

              COMMENTS BY MANAGEMENT ON FINANCIAL RESULTS

               FOR THE QUARTER ENDED SEPTEMBER 29, 2006

Concurrently with the filing of these comments, Avocent Corporation has issued a press release containing financial information for the quarter ended September 29, 2006. The following commentary should be read in conjunction with that press release (and the financial information attached to it).

About the Quarter
-----------------

We were extremely pleased with our results for the quarter. Operational revenue of $142.3 million was near the upper end of our guidance range and represents an increase of 47.1% from the third quarter of 2005 and an increase of 20.6% from the second quarter of this year. Although only part of our company for one month, LANDesk contributed $13.5 million to our revenues for the quarter. The Management Systems Division recorded revenue of $115 million, up 34.3% from the third quarter of last year and up 11.5% from the second quarter of this year. For the third quarter, revenue from the sale of KVM products was approximately $90.7 million, while revenue from serial products was approximately $15.9 million.

Cyclades integration efforts continue to go well. Our operations group made significant progress in transferring the Cyclades product lines and have almost completed the transition of Cyclades product manufacturing to Avocent contract manufacturers with fulfillment through our CityHuntsville and placeShannon facilities. We continue to work on the integration tasks that remain. As our results indicate, however, we are also focused on our core business, and the hard work and prior planning is paying dividends. We also remain on schedule with the integration of the finance, administrative and human resources functions from placeCyclades. We expect all of those areas to be fully integrated by the end of the fourth quarter.

Our AESS Division also provided a strong contribution to our third quarter and recorded $9.4 million in revenue compared to $6.2 million in the third quarter of 2005. AESS benefited from a one-time adjustment to prior period royalties reported by an OEM customer of approximately $1.4 million during the third quarter.

Our three other, smaller divisions continue their steady progress. As we have stated previously, we continue to consider their efforts "entrepreneurial" in nature and do not expect profits from them at this time. However, our DSD Division is expecting its first revenue in the fourth quarter of 2006. Also, our CCD Division recently introduced a new A/V Wireless product, which is winning stellar reviews, but is still producing little revenue as we continue to prime this market. Our Mobile Technologies division will be merged into LANDesk during the fourth quarter. We believe this is a natural fit as both are targeting the same customers in efforts to solve similar problems.

On a GAAP basis, revenue was $141.8 million for the third quarter. Operational revenue includes $0.5 million of LANDesk deferred revenue, which was not recognized on a GAAP basis. Had we not acquired LANDesk, the $0.5 million represents the portion of deferred revenue LANDesk would have recognized as earned during September.

LANDesk
-------

On August 31, 2006, the Avocent acquisition of LANDesk closed. As a result, LANDesk's operating results for the month of September are included in the amounts reported by Avocent for the third quarter. LANDesk contributed $13.5 million of operating revenues and $6.0 million to operational income for the third quarter of 2006. (Note that the operational income contribution includes over 50% of the revenue for the quarter due to the back-end booking nature of license revenues, but only approximately 1/3 of the quarterly expenses.) LANDesk reported unaudited operating revenues for their third quarter of $26.2, reflecting growth of 25.3% over the third quarter of 2005 and 2.8% over the second quarter of 2006. We believe LANDesk would have seen even more significant growth had European customers not been hesitant to make product purchases due to uncertainties surrounding the acquisition. LANDesk reported EBITDA (adjusted to remove costs related to the acquisition) of approximately $2.08 million for the third quarter of 2006, up from $1.97 million for the third quarter of 2005.

LANDesk showed a growth rate in revenue of 25.3% for the first nine months of 2006. If that rate of growth were to continue for the full year, the earn-out due the LANDesk shareholders would be approximately $35 million, bringing the total amount paid for LANDesk to approximately $441 million, comprised of approximately $200 million cash paid at closing, $200 million of Avocent common stock (of which $60 million will be held in escrow for 18 months), approximately $6 million for the estimated fair value of unvested options assumed by Avocent (down from the original estimate based on intrinsic value of $16 million), and $35 million to be paid in cash for the earn-out.
  In late August LANDesk hosted "interchange 2006" at Amelia Island, Florida. The technical and partner conference provided LANDesk customers and sales partners with information about new LANDesk product offerings. The event also provided interchange 2006 attendees with the opportunity to learn more about the Avocent acquisition of LANDesk. The news was well received by end user customers and channel partners alike. A number of guest speakers offered the attendees insight into the future of IT.

Gross Margin
------------

Total gross profit was $90.7 million for the quarter. Our gross margin, at 63.7% for the third quarter, was up 3 percentage points compared to 60.7% for the second quarter of 2006, and was up 4.4 percentage points when compared to 59.3% for Q3 2005. The increase in margin was due to higher sales of digital and serial products coupled with the impact of the newly acquired LANDesk results for the last month of the quarter. As LANDesk products are primarily software and related service and maintenance, margins are quite high at over 90% for the quarter. Legacy Avocent, excluding LANDesk, had a $77.9 million gross margin on $128.8 million in sales, or 60.5% compared to the 60.7% experienced in Q2 2006. Similar to Avocent traditional selling cycles, LANDesk product sales experience a sales trend of approximately 50% of their sales within the last month of each quarter. This back-loaded sales trend resulted in very favorable margin and revenue results for the company during the quarter.

We continue to experience good results from our efforts to engineer additional value into our products, and our operations group does a good job of controlling our manufacturing costs. In addition, the integration of placeCyclades production into Avocent traditional manufacturing operations was near completion as of the end of the quarter, and we expect additional cost of goods sold savings during Q4.

Our sales of new products that were introduced or significantly refreshed during the past 12 months contributed approximately $22.2 million to revenue in the quarter at a combined gross margin higher than our average gross margin.

Operating Expenses
------------------

R&D costs were $14.9 million, inclusive of $1.7 million for one month of LANDesk operations, and represented 10.5% of sales. This is compared to $13.6 million for Q2 of 2006, with the increase directly attributable to the impact of LANDesk operations. Compared to Q3 of 2005, R&D expenses decreased $1.1 million for legacy Avocent operations without LANDesk, primarily due to the reduced headcount and site closings completed in 2005. Compared to Q2 of 2006 we began to realize savings from integrating Avocent R&D operations with placeCyclades during Q3 of 2006.

Selling, General and Administrative expenses were $35 million, or 24.6% of sales, inclusive of $4.9 million from LANDesk operations. This is an increase of $4.2 million from the second quarter of 2006 due to the inclusion of LANDesk operations, with some offset resulting from savings due to placeCyclades integration efforts. As expected, we experienced some savings as a result of integration efforts for placeCyclades selling, general and administrative expenses and slightly lower legal fees associated with the protection of our intellectual property rights, particularly related to the ClearCube case, which was settled during the third quarter.

We expensed approximately $1.3 million in the third quarter of 2006 for integration costs and severance charges related to the acquisition of placeCyclades. This amount includes accruals for severance and retention packages and the costs to close certain offices as we combine selected facilities.

Other Income Statement Items
----------------------------

Our operating profit increased $16.9 million compared to the third quarter of 2005 and increased $14.5 million, compared to the second quarter of 2006, to $39.5 million, inclusive of $6 million from LANDesk operations, resulting in an operating margin of 27.8% for the third quarter of 2006. If LANDesk's operating margin for the full quarter had applied to the month of September included in our operating results, the "normalized" operating margin would have been 24.2% (or 25.1% if the placeCyclades integration expenses are not included).

Other income was $272,000 for Q3, down $1.5 million over Q2, and down $1.8 million over Q3 2005. The reduction in other income is related directly to our reduced amounts available for investment and the interest expense on our new line of credit as we funded the acquisition of placeCyclades at the end of the first quarter of 2006 and LANDesk at the end of August 2006. Also, we used approximately $35.4 million of cash during the third quarter of 2006 for our share repurchase program.

Our effective tax rate for the quarter was 23.6% compared to 30.1% for Q2 2006 and 26.9% for Q3 2005. The mix of pretax profit among our country-regionplaceU.S. and foreign companies affects the rate. Our income tax provision for Q3 2006 also benefited from a deduction attributable to incentive stock options and the release of tax contingency reserves due to the favorable settlement of certain international income tax examinations. We are currently integrating our tax planning strategies which may impact our future effective tax rates.

Income before the effects of intangible asset amortization, stock-based compensation and acquisition-related charges was $30.4 mi1lion or 21.3%of sales, inclusive of $6.1 million from LANDesk operations. This compares to $18.7 million for the second quarter of 2006.

Earnings per share, before the effects of intangibles amortization, stock-based compensation and acquisition-related charges amounted to 64 cents per diluted share for the quarter versus 36 cents for the same quarter in 2005. Our weighted average diluted shares outstanding decreased year over year by about 2.7 million to 47.2 million this quarter.

During the quarter, we bought back 1.4 million shares of Avocent stock. These shares combined with the shares of Avocent stock bought back in prior quarters total 8.9 million shares out of the 10 million shares authorized for repurchase under our repurchase programs. Approximately 7.1 million shares were issued in the acquisition of LANDesk.

Balance Sheet Items
-------------------

At the end of the third quarter we had approximately $131 million in cash and investments. Cash flow from operations was approximately $20.8 million for the quarter.

Our accounts receivable balance increased, as did our DSO (to 71.4), due to an increased amount of sales occurring in the last month of the quarter and adding LANDesk customer balances which tend to have longer payment terms than legacy Avocent balances have. Excluding LANDesk, our DSO was 61.8.

Our inventories increased and our inventory turns decreased (to 5.3) as we added more inventories as we transition Cyclades purchasing, warehousing and order fulfillment functions from Fremont to Huntsville in the United States and from Germany to Shannon in Europe. In addition, planned product transitions in relation to the integration of the Avocent and placeCyclades product roadmaps and introduction of RoHS-compliant products affected inventories.

During the quarter we invested approximately $0.6 million for capital expenditures related to implementing additional software modules for internal use, upgrading an engineering test facility, and various other smaller projects.

During the second quarter of 2006, we obtained a five-year unsecured revolving bank line of credit facility. At September 29, 2006, the balance outstanding on this line was approximately $162 million, as we borrowed approximately $150 million at the date of closing the LANDesk acquisition in August. The line of credit currently bears interest at LIBOR plus 70 basis points. However, during the third quarter of 2006, we entered into a hedging program to fix the interest rate on $125 million of the debt balance.

Forward-Looking Statements
--------------------------

This commentary contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our integration of certain Cyclades functions, the expected fourth quarter revenue from our DSD division, the expected earnout payable to LANDesk shareholders, the integration, operation, and synergies and cost of goods savings expected from the Cyclades and LANDesk operations, products, and businesses, future the size and growth of the current and future markets our products and technologies, and our effective tax rate in the future. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2006 and our quarterly reports on Form 10-Q filed with the SEC on May 10, 2006 and August 4, 2006. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.